Exhibit 99.2

Century Aluminum of West Virginia Receives 72-Hour Strike Notice From Steelworkers

MONTEREY, CA -- (MARKET WIRE) -- July 29, 2006 -- Century Aluminum of West Virginia, a wholly owned subsidiary of Century Aluminum Company (NASDAQ: CENX), announced today that it has been given a 72-Hour Notice of Termination of Extension Agreement and Intent to Strike the Employer at the company's Ravenswood, West Virginia reduction facility. The 72-Hour strike notice will expire no earlier than August 1, 2006 midnight.

"We regret the union's decision to reject what we believe to be a very fair contract proposal," said plant manager Ron Thompson. "We have begun preparation for an orderly shutdown of our potlines at the plant. We are also in the process of notifying our customers and suppliers who will be impacted should a strike occur."

Century Aluminum Company, the parent of Century Aluminum of West Virginia, owns primary aluminum capacity in the United States and Iceland, as well as an ownership stake in alumina and bauxite assets in the United States and Jamaica. Century's corporate offices are located in Monterey, California.

Contact:
Mike Dildine
831-642-9364
mdildine@centuryca.com